Exhibit 99.1

McClatchy Reports Third Quarter 2019 Results

Negotiating Capital and Pension Restructuring with PBGC and Key Stakeholders

- Grew digital-only subscribers to 199,200 and topped 200,000 subscriptions in early October

- Increased total paid digital subscriber relationships to more than 500,000 in Q3 2019

- Expanded successful digital Saturday rollout

 - The Compass Experiment launched first digital-only newsroom in Youngstown, Ohio

SACRAMENTO, Calif., Nov. 13, 2019 /PRNewswire/ -- McClatchy (NYSE American-MNI) today reported a net loss in the third quarter of 2019 of $304.7 million, or $38.43 per share including a non-cash charge of $295.3 million for impairment of goodwill and masthead intangible assets. This compares to net income of $7 million, or $0.90 per share in the third quarter of 2018.

"Although still facing headwinds, we are pleased to report 4.6% growth in adjusted EBITDA in the third quarter of 2019 -- the first increase in eight years," said Craig Forman, McClatchy's President and CEO. "The adjusted EBITDA trend also improved sequentially, swinging to growth from ever-narrowing year-over-year declines in three prior consecutive quarters. This result reflects our discipline in controlling costs while making strategic changes to accelerate our digital transition."

The trend in adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) improved sequentially for the fourth consecutive quarter. Adjusted EBITDA, excluding the impact of real estate gains, was up 2.0% for the quarter compared to the third quarter of 2018. Adjusted EBITDA does not include the non-cash charge related to goodwill and masthead asset impairments.

McClatchy's progress in its digital transition is reflected in both growth in its number of digital subscribers and engagement with its digital products. Digital-only subscriptions grew 45.4% from the third quarter of 2018 to nearly 199,200 subscribers. When coupled with the company's combination print/digital subscriptions, where customers have activated their digital products, total paid digital customer relationships were approximately 509,400 at the end of the third quarter of 2019, up 23.2% from a year earlier.

"This encouraging growth in digital subscribers came as we also expanded our digital Saturday rollout to include conversions or announcements to convert 12 of our markets to digital-only editions on Saturdays," said Forman. "We are seeing wide acceptance of digital Saturdays among our subscribers in the markets where the change has been implemented and/or announced, and in those markets where implementation has occurred we are seeing an accelerated conversion to our digital products. We expect to expand digital Saturdays to all of our markets during the course of 2020 as we advance toward our digital future."

Forman added: "We remain strongly committed to independent local journalism in the public interest. And that commitment goes beyond markets where we own a masthead. In October, we launched Mahoning Matters, a digital-only news outlet serving Ohio's Mahoning Valley as a part of our Compass Experiment. The Compass Experiment is a local news laboratory founded by McClatchy and funded by Google News Initiative's Local Experiments Project where McClatchy is launching digital-only news outlets in three localities with 60,000 to 300,000 residents and limited sources of local news."

Forman also said, "The importance of local journalism at McClatchy — and at community news organizations around America — is measured by the priority assigned to free expression in the Constitution: It is our nation's very First Amendment. When local media collapses, communities suffer: polarization grows, civic connections fray and even borrowing costs rise for local governments. At McClatchy we are resolute in our determination to continue two traditions -- accelerating our digital successes while maintaining our 162-year track record of journalism in the service of our communities — credible, urgent, solutions-oriented and fearless.''

Third Quarter Results

Total revenues in the third quarter of 2019 were $167.4 million, down 12.4% compared to the third quarter of 2018. Total advertising revenues were $76.8 million, down 19.3% in the third quarter of 2019 from a year earlier.

In the third quarter of 2019 total digital advertising revenues were $35.9 million, representing 46.8% of total advertising revenues. Both digital-only and total digital advertising revenues exceeded print advertising in home-delivered and single-copy newspapers. Digital-only advertising revenues in the third quarter of 2019 were down 17.7% and total digital advertising revenues were down 15.9% over the same period in 2018.

Audience revenues were $78.3 million, down 6.8% in the third quarter of 2019 compared to third quarter of 2018. Audience revenues accounted for 46.8% of total revenues in the third quarter of 2019 and exceeded the contribution from advertising revenues for the first time in the company's history.

Digital audience revenues were up 13.4% for the third quarter of 2019 compared to the same period last year. The company reported total digital subscribers, defined as digital-only subscribers and digital subscriptions activated by combined print/digital customers, of 509,400, up 23.2% compared to the third quarter of 2018. Digital-only audience revenues associated with digital-only subscriptions were up 44.5% and the number of digital-only subscribers ended the quarter at 199,200, representing an increase of 45.4% from the third quarter of 2018.

Given the continuing challenging business conditions and the resulting weakness in the company's stock price as of the end of its third quarter, management performed impairment testing of goodwill and other long-lived assets as of September 29, 2019, in accordance with ASC 350, Goodwill and other Intangible Assets. The company has recorded non-cash impairment charges of $258.1 million to goodwill and $37.2 million to newspaper mastheads.

Results in the third quarter of 2019 included the following items:

  Non-cash impairment charges related to mastheads and goodwill intangible assets;
  Severance charges; and
  Costs related to restructuring, re-organizing operations and other miscellaneous costs.

Adjusted net loss, which excludes the items above, was $1.3 million compared to adjusted net loss of $23.8 million in the third quarter of 2018.

Operating expenses were up 115.4%, primarily due to goodwill and masthead impairments, while adjusted operating expenses were down 14.2%. Excluding the impact of real estate gains offsetting expenses in the third quarter of 2019, adjusted operating expenses were down 14.0%.

Adjusted EBITDA was $19.9 million in the third quarter of 2019, up 4.6% from the third quarter of 2018. Excluding real estate gains from the third quarter of 2019, adjusted EBITDA was $19.4 million, up 2.0% from the third quarter of 2018. (A discussion of our non-GAAP measures and the reconciliation to the comparable GAAP measures are provided below.)

Restructuring Considerations and Other Third Quarter Business

Debt and Liquidity:

As of September 29, 2019, the company's principal debt outstanding was $708.5 million. The company finished the quarter with $11.4 million in cash, resulting in net debt of $697.1 million.

As of the end of the third quarter, the company had $33.0 million of total borrowing capacity under its Asset Backed Loan (ABL) Credit Facility, and no amounts were outstanding under the ABL.

Pension Matters and Potential Restructuring:

As previously disclosed, the company submitted an application for a waiver of the minimum required contributions to its defined benefit pension plan (the plan) with the Internal Revenue Service (IRS) for plan years 2019, 2020 and 2021. As of March 31, 2019, the latest measurement date of the plan, it held assets of $1.32 billion, of which approximately $580 million came from voluntary contributions made by McClatchy over and above the minimum required contributions. Still the plan was underfunded by approximately $535 million as of March 31, 2019, with approximately $124 million of contributions due over the course of 2020. The amount due greatly exceeds the company's anticipated cash balances and cash flow given the size of its operations relative to the obligations due, and creates a significant liquidity challenge in 2020.

The IRS has declined to grant the company's three-year waiver request. Management continues to explore other means of pension relief including working productively with many members of Congress in search of legislative relief that would mitigate the burden of the minimum required contributions. The company and its advisors are exploring all available options to address these liquidity pressures.

Forman said, "We are working hard to find solutions for the company and its more than 24,000 pensioners. We have voluntarily contributed nearly 44% of the existing assets in the plan rather than limiting company contributions to the minimum amounts required to be contributed by law. But our current workforce of nearly 2,800 employees represents about one in ten pensioners. Those who joined the company in the last 10 years do not participate in a plan they are working to support, one that was frozen to new participants in 2009.

"We want to thank our employees, and to thank the many leaders in the House and the Senate who have been working along side us to craft a legislative solution to this problem that will benefit a wide group of stakeholders. We have seen similar legislative solutions over the past decade, but a solution has yet to pass Congress. The situation is one that we must move quickly to try to resolve."

Since there can be no assurance of a legislative solution to the company's liquidity challenges, the company commenced discussions with the Pension Benefit Guaranty Corporation (PBGC) and its largest debt holder, for the purpose of exploring other alternatives that would provide a more permanent, rather than temporary, solution to its qualified pension obligations, nonqualified pension obligations and capital structure. Management is in discussions with the PBGC regarding a distress termination while continuing its ordinary business operations, allowing it to reach payment terms with the PBGC that will relieve the current liquidity pressures of the minimum required contributions under Employee Retirement Income Security Act (ERISA). Should the PBGC and the company reach such a solution, the assets and obligations of the qualified plan would be assumed by the PBGC, which would continue to pay the company's pensioners their benefits. The company believes, under current regulations, such a solution would not have an adverse impact on qualified pension benefits for substantially all of its retirees.

Considerations with its debt holder include one or more deleveraging transactions including some or all of the loans under the Junior Term Loan Credit Agreement and 6.875% senior secured junior lien notes, which are secured by second and third liens on substantially all of the company's assets.

There can be no assurance that the ongoing discussions with PBGC, its debt holder, and other parties will result in any restructuring transaction, that the company will obtain any required stakeholder consent to consummate a restructuring transaction, or that the restructuring transaction will occur on a timely basis or at all.

In connection with all of these efforts to address the company's liquidity pressures, the company has engaged the financial and legal services of Evercore Group L.L.C., FTI Consulting, Inc., Skadden, Arps, Slate, Meagher & Flom LLP and the Groom Law Group, Chartered, who are all assisting the company in evaluating and executing available transactions with its stakeholders.

Journalism Highlights:

McClatchy newsrooms across its 30 markets continued to produce extraordinary local journalism with national impact. The Charlotte Observer's 'Dismissed' series focused on how North Carolina (NC) courts handle weapons crimes and found that high numbers of repeat suspects went free time and again, even going on to commit murder. NC Governor Roy Cooper said the investigation raised "troubling issues," and called for more funding to successfully prosecute gun criminals. The Lexington Herald-Leader exposed a pattern of brutality, cruelty, and inappropriate use of force unleashed upon inmates by jail officers in overcrowded local prisons in Kentucky. As a result of the investigation, Governor Matt Bevins signed an executive order to move some of the state's prisoners to a private prison to address the overcrowding of local jails.

And recently, McClatchyDC.com published an exclusive investigation, Stricken, after six months of meticulous reporting analyzing exclusive data from Veterans Administration records that found a spike in urinary, prostate, liver and blood cancers among veterans who served in nearly two decades of war.

First Nine Months Results of 2019

Total revenues for the first nine months of 2019 were $526.4 million, down 11.4% compared to the first nine months of 2018.

Advertising revenues were $247.4 million, down 18.1% compared to the first nine months of last year. Total digital and digital-only advertising revenues surpassed print newspaper advertising revenues for the first nine months of 2019. Digital-only advertising revenues in the first nine months of 2019 were down 14.7% compared to the first nine months of 2018 and total digital advertising revenues were down 13.6% over the same period in 2018.

Audience revenues were $241.7 million, down 5.3% compared to the first nine months of 2018 and digital-only audience revenues were up 50.4% over the same period due to the growth in digital subscribers. Total digital audience revenues were up 10.3% compared to the first nine months of 2018, while print audience revenues declined 11.8%.

The company reported a net loss for the first nine months of 2019 of $364.2 million, or $46.08 per share including a non-cash charge of $296.0, primarily for impairment of goodwill and masthead intangible assets. Net loss for the first nine months of 2018 was $52.3 million or $6.74 a share.

Results for the first nine months of 2019 included the following items:

  Non-cash impairment charges related to mastheads and goodwill;
  Non-cash charge to the company's tax provision;
  Non-cash incremental pension costs related to the voluntary early retirement incentive program;
  Severance charges;
  Loss on extinguishment of debt related to bond redemptions;
  Costs related to restructuring and re-organizing operations;
  Non-cash impairment charge on real estate held for sale; and
  Accelerated depreciation and other miscellaneous costs.

The 2019 adjusted net loss, which excludes the items above, was $34.2 million compared to adjusted net loss of $47.3 million in the first nine months of 2018.

Operating expenses were up 32.3%, primarily due to the impact of goodwill and masthead impairments, while adjusted operating expenses were down 12.5% in the first nine months of 2019 compared to the same period last year.

Adjusted EBITDA, excluding real estate gains from 2019 and CareerBuilder distributions from 2018 first nine-month periods, respectively, was $62.2 million in the first nine months of 2019, down 2.4%, and were down 6.7% with gains on real estate sales and CareerBuilder equity distributions included in the results.

Outlook

Craig Forman said: "We are cycling against a relatively strong fourth quarter from 2018 when we reported an uptick in political advertising for the mid-term elections and took some very strong expense initiatives that helped the fourth quarter of 2018 and the first three quarters of 2019. So, we are not expecting our sequential improvement in EBITDA to continue in the fourth quarter of this year. But our hard work in the fourth quarter of last year and the first nine months of 2019 have helped to improve results that would otherwise have been shown in our full year EBITDA."

Management said the rate of decline in advertising revenues in the year-over-year comparisons will be impacted by the heavy political advertising that helped the fourth quarter of 2018 that will not be repeated in the fourth quarter of 2019. In the full-year of 2019, digital subscriptions are expected to continue to grow and partially offset continuing declines in print circulation, resulting in mid-single digit declines in total audience revenues for the full-year 2019.

Management plans to be steadfast in reducing operating expenses in the fourth quarter of 2019 to align expense and revenue performance, while making additional investments in our news and sales organization.

Proceeds from asset sales are expected to be used to reduce debt in the fourth quarter 2019.

The company's consolidated statistical reports, which summarize actual revenue performance for the third quarter and nine months ended are attached.

Non-GAAP Operating Performance Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the company has presented non-GAAP operating performance measures such as adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), and adjusted operating expenses. Adjusted EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization, non-operating income and expenses, severance charges associated with changes in our operations, equity income (loss) in unconsolidated companies, net, non-cash stock compensation expense, non-cash and non-operating pension costs, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by total net revenues. Adjusted net income (loss) is defined as net income (loss) excluding amounts for other asset impairments, impairment charges related to equity investments, gain (loss) on extinguishment of debt, severance charges, accelerated depreciation on equipment, reversal of interest on tax items and certain discrete tax items, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. The tax impact of these non-GAAP adjustments is calculated using the federal statutory rate plus the net state rates for the jurisdictions in which the subsidiaries file tax returns. Adjusted operating expenses are defined as operating expenses less non-cash charges, charges not directly related to operations, and unique or non-recurring transactions. These non-GAAP operating performance measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, including the corresponding GAAP measures, provide useful information to investors by offering supplemental information that enables investors to:

  make more meaningful period-to-period comparisons of the company's ongoing operating results. Management believes variances in the excluded line items are not reflective of the underlying business operations of the company or trends in the company's markets or industry;
  better identify trends in the company's underlying business;
  better understand how management plans and measures the company's underlying business;
  more easily compare operating results to those of our peers;
  more directly compare the company's operating results against investor and analyst financial models; and
  better understand the performance measures used in the company's indenture, term loan agreement, and ABL credit agreement.

These non-GAAP operating performance measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Also, McClatchy's non-GAAP operating performance measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a listen-only conference call (833-255-2826, please request to be connected to the McClatchy third quarter earnings call) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

McClatchy operates 30 media companies in 14 states, providing each of its communities with strong independent local journalism in the public interest and advertising services in a wide array of digital and print formats. McClatchy publishes iconic local brands including the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the Fort Worth Star-Telegram. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange American under the symbol MNI. #ReadLocal

Additional Information

Statements in this press release regarding future financial and operating results, including our strategies for success and their effects, our restructuring efforts with PBGC and our largest debt holder, our real estate monetization efforts and the repurchase of outstanding notes, revenues, and management's efforts with respect to cost reduction efforts and efficiencies, cash expenses, revenues, adjusted EBITDA, debt levels, interest costs and creation of shareholder and investor value as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, investments, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: we may not generate cash from operations, or otherwise, necessary to reduce debt; we may not be successful in reducing debt whether through open market repurchase programs or other negotiated transactions; our ability to borrow under our credit agreement is contingent on our ability to meet the conditions set forth therein at such time; sales of real estate properties may not close as anticipated or result in cash distributions in the amount or timing anticipated; we may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; we may experience diminished revenues from advertising; we may not achieve our expense reduction targets including efforts related to legacy expense initiatives or may do harm to our operations in attempting to achieve such targets; our operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of our major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that we have contributed to our pension plan; potential increases in contributions to our qualified defined benefit pension plan in the next several years; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks listed in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended December 30, 2018. We may be unable to reach an out-of-court restructuring agreement, in which case we will likely be required to seek protection under Chapter 11 of the US Bankruptcy Code. Except as required by law, we disclaim any intention and assume no obligation to update the forward-looking information contained in this release.

Contact:	Elaine Lintecum, VP Finance and CFO 916-321-1846 elintecum@mcclatchy.com

THE MCCLATCHY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2019	2018	2019	2018
REVENUES - NET:
Advertising	$ 76,754	$ 95,102	$ 247,404	$ 301,942
Audience	78,333	84,040	241,737	255,143
Other	12,351	11,923	37,283	37,186
	167,438	191,065	526,424	594,271
OPERATING EXPENSES:
Compensation	57,828	73,501	188,719	230,650
Newsprint, supplements and printing expenses	11,147	12,913	34,072	40,333
Depreciation and amortization	5,575	19,041	40,504	57,496
Other operating expenses	82,905	90,527	254,196	271,993
Goodwill and other asset write-downs	295,270	14,148	296,009	14,207
	452,725	210,130	813,500	614,679

OPERATING LOSS	(285,287)	(19,065)	(287,076)	(20,408)

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(19,733)	(23,346)	(59,697)	(60,181)
Equity income (loss) in unconsolidated companies, net	(39)	(473)	(1,568)	573
Gain related to investments in unconsolidated companies	-	1,721	-	1,721
Gain (loss) on extinguishment of debt, net	-	36,286	(1,986)	30,918
Retirement benefit expense	(4,330)	(2,778)	(19,386)	(8,335)
Other - net	173	271	541	512
	(23,929)	11,681	(82,096)	(34,792)

Loss before income taxes	(309,216)	(7,384)	(369,172)	(55,200)
Income tax benefit	(4,513)	(14,422)	(4,982)	(2,932)
NET INCOME (LOSS)	$ (304,703)	$ 7,038	$ (364,190)	$ (52,268)

Net income (loss) per common share:
Basic	$ (38.43)	$ 0.90	$ (46.08)	$ (6.74)
Diluted	$ (38.43)	$ 0.90	$ (46.08)	$ (6.74)

Weighted average number of common shares used
to calculate basic and diluted earnings per share:
Basic	7,929	7,778	7,904	7,754
Diluted	7,929	7,850	7,904	7,754

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Net Loss to Adjusted EBITDA

	Quarters Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2019	2018	2019	2018

NET LOSS	$ (304,703)	$ 7,038	$ (364,190)	$ (52,268)

Income tax provision (benefit)	(4,513)	(14,422)	(4,982)	(2,932)
Interest expense	19,733	23,346	59,697	60,181
Depreciation and amortization	5,575	19,041	40,504	57,496

EBITDA	(283,908)	35,003	(268,971)	62,477

Severance charges	261	3,833	3,749	11,429
Non-cash stock compensation	254	758	1,219	1,817
Non-cash and non-operating retirement benefit expense	4,330	2,778	19,386	8,335
Equity (income) loss in unconsolidated companies, net	(361)	473	837	2,247
Impairment related to equity investments	400	-	731	-
Gain on sale of equity investment	-	(1,721)	-	(1,721)
Other asset impairment charges	295,270	14,148	296,009	14,207
Other operating costs, net (1)	3,841	330	10,486	2,227
Other non-operating, net	(173)	(36,557)	1,460	(31,430)
Adjusted EBITDA	$ 19,914	$ 19,045	$ 64,906	$ 69,588

Adjusted EBITDA Margin	12.0%	10.0%	12.4%	11.7%

EBITDA ADJUSTED FOR REAL ESTATE / MINORITY DISTRIBUTION ACTIVITY	$ 19,427	$ 19,045	$ 62,156	$ 63,654

(1) Other operating costs, net, includes: Relocation charges; limited technology conversion costs; costs associated with reorganizing operations; trust related litigations, and operating costs associated with the voluntary early retirement program. See the text of the press release for the detailed gross contribution of each category.

Reconciliation of Net Loss to Adjusted Net Loss

NET LOSS	$ (304,703)	$ 7,038	$ (364,190)	$ (52,268)

Add back certain items:
Loss on extinguishment of debt, net	-	(36,286)	1,986	(30,918)
Other asset impairment charges	295,270	14,148	296,009	14,207
Impairments related to equity investments	400	-	731	-
Gain on sale of equity investments and other	(550)	(1,721)	(550)	(1,721)
Severance charges	261	3,833	3,749	11,429
Voluntary early retirement incentive program, pension costs	-	-	6,850	-
Accelerated Depreciation	-	257	106	486
Other operating costs, net	3,841	330	10,486	2,227
Certain discrete tax items	4,792	(2,776)	14,006	21,576
Less: Tax effect of adjustments	(568)	(8,597)	(3,338)	(12,362)
Adjusted net loss (2)	$ (1,257)	$ (23,774)	$ (34,155)	$ (47,344)

(2) The tax impact of these non-GAAP adjustments for 2019 and 2018 are calculated using the federal statutory rate of 21% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from 2.1% to 10.0%.

Reconciliation of Operating Expenses to Adjusted Operating Expenses

OPERATING EXPENSES:	$ 452,725	$ 210,130	$ 813,500	$ 614,679
Add back:
Depreciation and amortization	5,575	19,041	40,504	57,496
Other asset impairment charges	295,270	14,148	296,009	14,207
Severance charges and non-cash stock compensation	515	4,591	4,968	13,246
Other operating costs, net	3,841	330	10,486	2,227
Adjusted operating expenses	$ 147,524	$ 172,020	$ 461,533	$ 527,503

OPEX ADJUSTED FOR REAL ESTATE ACTIVITY	$ 453,212	$ 210,130	$ 816,250	$ 620,613

ADJUSTED OPEX ADJUSTED FOR REAL ESTATE ACTIVITY	$ 148,011	$ 172,020	$ 464,283	$ 533,437

The McClatchy Company
Consolidated Statistical Report
(In thousands)

	Quarters Ended				Nine Months Ended
	September 29,	September 30,			September 29,	September 30,
Revenues - Net	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Advertising
Digital-only	$ 29,903	$ 36,346	$ (6,443)	-17.7%	$ 95,586	$ 112,013	$ (16,427)	-14.7%
Digital bundled with print	6,010	6,342	(332)	-5.2%	18,630	20,117	(1,487)	-7.4%
Total Digital	35,913	42,688	(6,775)	-15.9%	114,216	132,130	(17,914)	-13.6%
Print	27,821	35,001	(7,180)	-20.5%	91,473	113,556	(22,083)	-19.4%
Direct marketing and other	13,020	17,413	(4,393)	-25.2%	41,715	56,256	(14,541)	-25.8%
Total Advertising	76,754	95,102	(18,348)	-19.3%	247,404	301,942	(54,538)	-18.1%

Audience
Digital	28,806	25,408	3,398	13.4%	83,604	75,805	7,799	10.3%
Print	49,527	58,632	(9,105)	-15.5%	158,133	179,338	(21,205)	-11.8%
Total Audience	78,333	84,040	(5,707)	-6.8%	241,737	255,143	(13,406)	-5.3%

Other revenue	12,351	11,923	428	3.6%	37,283	37,186	97	0.3%
Total Revenues	$ 167,438	$ 191,065	$ (23,627)	-12.4%	$ 526,424	$ 594,271	$ (67,847)	-11.4%

Statistics:
Daily average total circulation*	960.7	1,044.8	N/A	-8.0%	1,053.4	1,383.2	N/A	-23.8%
Sunday average total circulation*	1,314.8	1,623.6	N/A	-19.0%	1,470.9	2,016.3	N/A	-27.0%
Average monthly unique visitors	56,359.6	60,512.7	N/A	-6.9%	55,135.4	68,110.6	N/A	-19.1%
Digital-only subscriptions	199.2	137.0	N/A	45.4%	199.2	137.0	N/A	45.4%
Paid digital customer relationships	509.4	413.4	N/A	23.2%	509.4	413.4	N/A	23.2%

Supplemental Advertising Detail:
Retail	$ 34,258	$ 42,663	$ (8,405)	-19.7%	$ 113,751	$ 134,477	$ (20,726)	-15.4%
National	7,555	10,335	(2,780)	-26.9%	23,401	31,789	(8,388)	-26.4%
Classified	21,921	24,691	(2,770)	-11.2%	68,537	79,420	(10,883)	-13.7%
Direct marketing and other	13,020	17,413	(4,393)	-25.2%	41,715	56,256	(14,541)	-25.8%
Total Advertising	$ 76,754	$ 95,102	$ (18,348)	-19.3%	$ 247,404	$ 301,942	$ (54,538)	-18.1%

* Reflects total average circulation based upon number of days in the period. Does not reflect AAM reported figures.